As filed with the Securities and Exchange Commission on December 10, 1998
                                            Registration Statement No. 333-58311
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 PROXYMED, INC.
        (Exact name of small business issuer as specified in its charter)

        Florida                                       65-0202059
(State of Incorporation)               (I.R.S. Employer Identification Number)


                           2555 Davie Road, Suite 110
                          Ft. Lauderdale, Florida 33317
                            Telephone: (954) 473-1001
                            Telecopy: (954) 473-0620
   (Address and telephone number of registrant's principal executive offices)

                     Harold S. Blue, Chief Executive Officer
                                 ProxyMed, Inc.
                           2555 Davie Road, Suite 110
                          Ft. Lauderdale, Florida 33317
                            Telephone: (954) 473-1001
                            Telecopy: (954) 473-0620
            (Name, address and telephone number of agent for service)


                                   Copies to:

                            Robert B. Macaulay, Esq.
               Mitrani, Rynor, Adamsky, Macaulay & Zorrilla, P.A.
                       2200 SunTrust International Center
                           One Southeast Third Avenue
                              Miami, Florida 33131
                            Telephone: (305) 358-0050
                            Telecopy: (305) 358-0550

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                 PROXYMED, INC.

                                3,708,394 SHARES

                                  COMMON STOCK

         This Prospectus covers 3,708,394 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of ProxyMed, Inc. (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Shareholders") who have acquired such shares in transactions not involving a public offering, including 194,978 Shares which may be offered for sale by certain of the Selling Shareholders who may acquire such Shares pursuant to the exercise of outstanding warrants. These warrants provide for appropriate anti-dilutive adjustments in the number of shares of Common Stock issuable upon their exercise, and, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Act"), any additional shares of Common Stock issued pursuant to such adjustments shall be deemed Shares whose resale is covered by this Prospectus. The Shares are being registered under the Act , on behalf of the Selling Shareholders in order to permit the public sale or other distribution of the Shares.

         The Shares may be offered and sold from time to time by the Selling Shareholders through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not realize any proceeds from the sale of the Shares by the Selling Shareholders and will bear certain expenses in connection with the registration of the Shares. See "Selling Shareholders" and "Plan of Distribution."


         The Common Stock trades on the Nasdaq National Market under the symbol "PILL." On December 10, 1998, the last reported sale price of the Common Stock was $11.375.


THE SECURITIES OFFERED HEREBY INVOLVE A SUBSTANTIAL DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 7 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -----------------------------


                The date of this Prospectus is December 10, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, electronically files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, and the principal holders of securities of the Company, is disclosed in proxy statements distributed to the shareholders. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company and other issuers that file electronically with the Commission. The Company's Common Stock is listed on the Nasdaq National Market, and copies of the above-described information may also be inspected at the Operations and Report facilities of the National Association of Securities Dealers at 1735 K Street, N.W., Washington D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments, if any, thereto, the "Registration Statement") under the Act with respect to the Shares offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto, if any, which are available for inspection at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above, and copies of all or any part thereof may be obtained from such offices, upon the payment of prescribed fees.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

         (a)      Annual Report on Form 10-K for the year ended December 31,
                  1997;


         (b) Quarterly Reports on Form 10-Q for the three months ended March 31, 1998, the six months ended June 30, 1998, and the nine months ended September 30, 1998;

         (c) Current Report on Form 8-K reporting an event dated May 19 , 1998; and

         (d) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A declared effective on August 5, 1993.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.


         The Company shall furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be made to Frank M. Puthoff, Chief Legal Officer, at ProxyMed, Inc., 2555 Davie Road, Suite 110, Ft. Lauderdale, Florida 33317, telephone number (954) 473-1001.


IN CONNECTION WITH THIS OFFERING, CERTAIN BROKERS OR DEALERS, WHO MAY BE DEEMED UNDERWRITERS, MAY ENGAGE IN PASSIVE MARKET MAKING
TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "PLAN OF DISTRIBUTION."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include assumptions, beliefs and opinions relating to the Company's growth strategy based upon management's ability to successfully develop, implement, market and sell its secure network transaction processing services, software programs and clinical databases to physicians and other healthcare providers. This strategy assumes that physicians will prefer "one-stop shopping" for these products and services and that the Company will be able to successfully develop, acquire, maintain and upgrade competitive clinical and financial transaction sets and successfully integrate them with the Company's existing products and services. This strategy also assumes that the Company will be able to successfully develop and execute its strategic relationships, especially with the providers of information systems to physicians under the Company's electronic commerce partner program, and with pharmacy chains, independent pharmacy owners and pharmacy information system vendors. Many known and unknown risks, uncertainties and other factors, including general economic conditions, healthcare reform initiatives, millennium compliance issues that may arise, and risk factors detailed herein and from time to time in the Company's Securities and Exchange Commission ("SEC") filings, may cause these forward-looking statements to be incorrect, and may cause actual results to be materially different from any future results expressed or implied by these assumptions, opinions and beliefs. Such risks, uncertainties and other factors include, among other things, those disclosed in this Prospectus under the caption "Risk Factors." The forward-looking statements contained herein speak only as of the date hereof, and the Company undertakes no obligation to publicly update or revise any of those forward-looking statements.

                       THE COMPANY AND RECENT DEVELOPMENTS

         ProxyMed, Inc. (together with its subsidiaries, the "Company"), is a healthcare information systems ("HCIS") company providing clinical and financial electronic data interchange ("EDI") transaction processing services to physicians and other healthcare providers.

         The Company is physician centered -- it seeks to satisfy the connectivity needs of physicians and other healthcare providers by providing "one-stop shopping" for EDI transactions through ProxyNet /trademark/, its secured proprietary national healthcare information network. To provide these services, the Company has established and is continuing to develop and upgrade its physical network infrastructure and data centers located at the Company's Fort Lauderdale, Florida, and Santa Ana, California, facilities.

         The Company believes that most physicians, in order to efficiently and economically access and utilize needed clinical and financial information, eventually will subscribe to just one online content service providing access to all required data. Although a significant portion of the Company's current revenues is generated by its network integration services segment, the Company believes that a an increasing share of its future revenues will be generated by recurring fees from clinical and financial transaction processing through ProxyNet, by sales of subscriptions to its clinical databases and by licensing its software programs and providing related services.

         The Company has commenced a significant acquisition program. In March and April 1997, the Company completed acquisitions of substantially all of the assets of Clinical MicroSystems, Inc. ("CMS"), a laboratory software company, and Hayes Computer Systems, Inc. ("HCS"), a network integration company, respectively. In June 1997, the Company acquired from Walgreen Co., owner of the Walgreen's pharmacy chain ("Walgreen's"), the proprietary electronic prescription software known as PreScribe /registered trademark/. In November 1997, the Company acquired substantially all of the assets of U.S. HealthData Interchange, Inc. ("USHDI"), a provider of financial EDI services to the healthcare marketplace.

          On May 19, 1998, the Company acquired all of the capital stock of WPJ, Inc., a California corporation d/b/a Integrated Medical Services ("IMS"), a provider of healthcare financial EDI services. IMS operates a healthcare EDI network that enables physicians and other healthcare providers, payors and employers to exchange financial information. IMS electronically receives, edits, formats and transmits data needed to process and pay insurance claims. Additional transactions currently include HMO encounters, claims status, remittance advices, member eligibility rosters and health plan enrollment. Providers using the IMS network include physicians, clinics, hospitals and laboratories. IMS processed more than 30 million electronic claims and encounter transactions in 1997 involving more than 35,000 providers, located primarily in California. The IMS network includes government payors such as Medicare and Medicaid as well as more than 500 commercial payors, including Blue Cross/Blue Shield and major insurance companies. IMS has been in operation for more than eight years and maintains operating facilities in Santa Ana,

California, and development and engineering facilities in Spokane, Washington. As consideration for the IMS acquisition, the Company paid $20,620,000 in cash and issued 481,836 shares of Common Stock to IMS shareholders.

         During 1997, IMS generated revenues of $4,310,731 and net income of $685,370. During the first quarter of 1998, IMS had revenues of $1,071,840 and net income of $57,347. In March 1998, a significant customer canceled its contract with IMS. Sales to this customer were approximately 9.7% and 10.8% of net IMS revenues in 1997 and the first quarter of 1998, respectively.

         The IMS acquisition was financed pursuant to a private placement of 2,313,416 shares of Common Stock at a price of $11.00 per share, which were sold on May 19 and June 1, 1998 (the "Private Placement"). The Private Placement yielded net proceeds of $24,250,000, of which $20,620,000 were utilized to pay the cash portion of the purchase price. The Company intends to use the $3,630,000 balance of the net proceeds of the Private Placement for other acquisitions and/or working capital.


         In March and April 1998, the Company entered into software license agreements with Omnicare, Inc., and PharMerica, Inc., for ProxyCare/trademark/, the Company's prescription management and formulary compliance system for long-term care facilities. Each licensee paid $1,800,000 to the Company under its agreement. Each licensee also agreed to purchase ongoing network services and database subscriptions at negotiated rates.

         The Company was incorporated in the State of Florida in 1989. The Company's executive offices are located at 2555 Davie Road, Suite 110, Fort Lauderdale, Florida 33317-7424, and its telephone number is (954) 473-1001. The Company's Internet address is http://www.proxymed.com.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO ALL OF THE OTHER INFORMATION PROVIDED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.


         SUBSTANTIAL AND CONTINUING LOSSES; LIMITED REVENUES. The Company has incurred substantial losses, including losses of $18,517,000, $2,854,000 and $2,849,000 for the fiscal years ended December 31, 1997, 1996 and 1995, respectively, and a loss of $7,775,809 for the nine months ended September 30, 1998. The 1997 loss includes charges for acquired in-process research and development technology totaling $8,467,000 resulting from the CMS and HCS acquisitions. At September 30, 1998, the Company had an accumulated deficit of $38,137,129. The Company expects to continue to incur substantial losses in the foreseeable future and there can be no assurance that the Company will ever achieve profitable operations.

         LIMITED OPERATING HISTORY; SHIFT IN BUSINESS EMPHASIS. Since mid-1995, the Company has emphasized the commercialization of its EDI products and services. Through May 1998, this activity generated limited revenues. In addition, since mid-1996, the Company has shifted a major part of its focus away from the sale of certain software products and toward the development of its electronic commerce partner ("ECP") program. Accordingly, the Company has only a limited operating history upon which an evaluation of its performance and prospects can be made. The Company is and will continue to be subject to numerous risks, uncertainties, expenses, delays, problems and difficulties in its attempt to establish a new business in a highly competitive industry.

         SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR SUBSTANTIAL ADDITIONAL FINANCING. The Company's capital requirements in connection with potential acquisitions and the development, marketing and sale of its products and services are significant. In addition, (i) pursuant to the HCS acquisition agreement, the Company will be required to pay $1,000,000 on or before June 30, 1999, provided that pre-tax operating income for the HCS business exceeds $250,000 for the 12 months ended on the subject date, and (ii) pursuant to the CMS acquisition agreement, the Company will be required to pay $500,000 and $750,000 on or before April 30, 1999 and 2000, respectively. Each of these future payments, to the extent required, must be paid at least 50% in cash, with the balance, if any, paid in the form of unregistered Common Stock valued at the then market price. In addition, pursuant to its agreement for the acquisition of PreScribe, the Company agreed to pay Walgreen's $500,000 in cash in each of June 1999 and 2000. The Company believes, based upon its current plans and assumptions relating to its operations, that its existing reserves and expected cash receipts will provide the funds necessary to satisfy its cash requirements through May 1999. Therefore, the Company must seek additional financing to fund operations and/or acquisitions after May 1999. At this time the Company has no arrangements with respect to, or sources of, additional financing. There can be no assurance that additional funds will be available when needed or, if available, will be available on terms acceptable to the Company. Any such additional financing may result in significant dilution to existing shareholders. If needed financing is not obtained, the Company may be forced to curtail or even cease operations.

         ACQUISITION RISKS. The Company is engaged in an acquisition program which could result in substantial changes in its operations and financial condition. The Company has identified several potential acquisition targets; however, as of the date of this Prospectus the Company has not entered into any definitive agreement for a future acquisition. There can be no assurance that the Company will complete any acquisition or that any acquisition which is completed will prove favorable to the Company. The Company does not intend to seek shareholder approval for any such acquisition unless required by applicable law or regulation. Actual acquisitions, including the recently-completed CMS, HCS, PreScribe, USHDI and IMS acquisitions, could prove unsuccessful for a variety of reasons. Although the agreements entered into by the Company in connection with the CMS, HCS, PreScribe, USHDI and IMS acquisitions contain numerous representations and warranties by the sellers concerning the businesses and assets acquired, no assurances can be given that these representations and warranties will prove to have been true and correct or that the Company's due diligence investigation of these businesses and assets will prove to have uncovered all material adverse facts relating to the acquired businesses and assets.

         The consideration for any acquisition may involve cash, notes and/or a significant number of shares of Common Stock, depending on the size of the acquisition. The Company may issue a substantial number of shares of Common Stock if it consummates several acquisitions. In addition, in certain instances, an acquisition may adversely affect the Company's operations in the short term, depending on many factors, including capital requirements and the accounting treatment of such acquisitions. If any potential acquisition opportunities are identified, there can be no assurance that the Company will complete such acquisitions or, if any such acquisition does occur, that it will be successful in enhancing the Company's business. The Company may in the future face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions and increase the cost of completing acquisitions. In addition, to the extent that the Company's strategy results in the acquisition of businesses, such acquisitions could pose a number of special risks and financial consequences, including the diversion of management's attention, difficulties in the assimilation of the operations and personnel of the acquired companies and the incorporation of acquired products and services into existing product and service lines, adverse short-term effects on reported operating results, charges for in-process research and development, the amortization of acquired intangible assets (including goodwill), the loss of key employees and the difficulty of presenting a unified corporate image. There can be no assurance that the Company will successfully identify, complete or integrate any acquisitions or that any acquisitions, if completed successfully, will perform as expected, will not result in significant unexpected liabilities, or will ever contribute significant revenues or profits to the Company. If the Company is unable to manage growth effectively, the Company's operating results could be materially adversely affected.

         EMERGING BUSINESS; NEW CONCEPT; UNCERTAINTY OF MARKET ACCEPTANCE. The HCIS segment of the health care industry is an emerging business. As is typical in an emerging business, demand and market acceptance for newly introduced products and services are subject to a high level of uncertainty. The Company commenced marketing activities with respect to certain of its new products and services, principally its clinical EDI products and services, approximately three years ago and has focused more on its ECP program since mid-1996. The Company has not conducted and does not intend to conduct any independent marketing or other concept feasibility studies to determine the potential commercial viability of its clinical EDI products and services in any markets. Achieving market acceptance for the Company's clinical EDI products and services will continue to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by physician groups, pharmacies, MCOs and other health care payors. There can be no assurance that the Company will be able to demonstrate that the benefits of the Company's clinical EDI products and services justify the costs associated therewith or that such benefits outweigh those associated with products and services offered by the Company's competitors. While the Company believes that a substantial market is developing for online clinical EDI transactions, there can be no assurance that such market will develop or that the Company will be able to obtain a significant share of the market.

         GOVERNMENT REGULATION. The Company's products and services are not directly subject to governmental regulations; however, the user base is subject to extensive and frequently changing federal and state laws and regulations. A primary feature of the Company's clinical EDI products and services is the ability to electronically transmit (either by computer-to-facsimile or computer-to-computer) prescriptions or laboratory results from a doctor's office to a pharmacy or a laboratory, respectively. The ability of a pharmacist to fill an electronically transmitted prescription is governed by federal and state law. The United States Drug Enforcement Agency ("DEA") oversees the handling of certain classes of drugs called "controlled substances." The United States Congress has approved the dispensing of prescriptions transmitted via facsimile of original, signed prescriptions for controlled substances other than for
Schedule II drugs (narcotics). Neither Congress nor the DEA has specifically addressed electronic transmission of computer-generated prescriptions for controlled substances. No assurance can be given that Congress or the DEA will accept this method of transmitting prescriptions for controlled substances in the future.

         Similarly, the ability of laboratories or physicians ("End-Users") to electronically accept and transmit laboratory orders is governed by federal and state law. The federal Office of Inspector General and the various states have published compliance plans for clinical laboratories. The End-Users, and not the Company, are responsible for being in compliance with the federal and/or state medical necessity guidelines, which set forth the steps that the End-Users should implement in order to ensure that only claims for tests that are medically necessary for the diagnosis and treatment of the patient are submitted to Medicare for reimbursement. Although one of the Company's products, ClinScan, is designed to allow End-Users to install medical necessity verification functionality acquired directly from the applicable government entity, the Company does not warrant nor represent that the Company's products and services are or will be medical necessity compliant.

         State boards of pharmacy oversee the handling of all classes of drugs within their states. A majority of the states have approved the dispensing of prescriptions transmitted via facsimile, and many states have pharmacy laws and regulations that permit the electronic dispensing of prescriptions. Nonetheless, in a limited number of additional states where electronic transmission of computer-generated prescriptions is not specifically addressed, the state boards have generally taken the position that these prescriptions are permissible. Accordingly, the Company may be able to market its prescription-related products and services only in a limited number of states. Other state laws which may affect the Company's ability to market its clinical EDI products and services in certain states include certain state requirements that require licensing as either a doctor or a pharmacy in order for a third party to send or receive a prescription. A common carrier, such as a telephone company, is often excluded from such requirements. The Company's ability to market in such states would depend upon each state's willingness to deem the Company to be a common carrier of such prescriptions, the assurance of which cannot be given.

         In addition to certain state licensing requirements, each state has various laws protecting the confidentiality of patient medical information, including prescription and laboratory information. Although it is not uncommon for a third party to have access to such information, such third party has an obligation to maintain the confidentiality of such information and could be subject to liability if that obligation is breached. The Company has procedures in place to maintain the confidentiality of the information it receives as part of its ProxyNet services; however, there can be no assurance that inadvertent disclosure of information will not occur to the detriment of the Company's business.

         The Company's institutional pharmacy business must comply with the Florida Pharmacy Act, rules of the Florida Board of Pharmacy, the Florida Drug and Cosmetic Act and the Florida Comprehensive Drug Abuse Prevention and Control Act. In addition, the Florida Department of Professional Regulation inspects the Company's facilities to ensure compliance with all applicable laws and regulations. Under federal laws and regulations, the Company's institutional pharmacy business must comply with the Federal Food, Drug and Cosmetic Act and the Federal Drug Abuse Act. These laws and regulations establish standards concerning the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances and prescription drugs.

         The Company believes that it is in substantial compliance with all material federal and state laws and regulations governing its operations and has obtained all licenses necessary for the operation of its business; however, there can be no assurance that the Company will not be materially adversely affected by existing or new regulatory requirements or interpretations, including, but not limited to, those restricting the electronic transmission of prescriptions.

         PROPOSED HEALTHCARE DATA LEGISLATION. Federal legislation could materially impact the manner in which the Company conducts its business. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") mandates the use of standard transactions, standard identifiers, security and other provisions for electronic claims transactions by the year 2000. HIPAA specifically designates clearinghouses (including financial EDI network operators such as the

Company) as the compliance facilitators for providers and payors. Clearinghouses are given the freedom to utilize non-standard transactions and convert them to the mandated standards on behalf of their clients. The Company intends to comply with the mandated standards as soon as practicable after they have been adopted and published; however, the success of the Company's compliance efforts may be dependent on the success of providers, payors and others in dealing with the standards.

         Further, certain legislation regarding medical information privacy and security which imposes restrictions on the ability of third-party processors to transmit certain patient data without specific patient consent is pending in the U.S. Congress (S.1368 and H.R.1815). Such legislation, or similar legislation at the state level, could adversely affect the ability of third-party processors to transmit certain data, including treatment and clinical data. The impact of the foregoing or other legislation is difficult to predict and could materially adversely affect the Company's business, operating results or financial condition.

         COMPETITION. The Company faces competition from many HCIS companies and other specialty technology companies. Many of the Company's competitors are significantly larger and have greater financial resources than the Company and have established reputations for success in implementing HCIS systems. The area of healthcare EDI transaction networks has been targeted by many companies, including, but not limited to, Envoy Corporation, National Data Corporation, and others. The Company is also aware that other EDI transaction processing companies have targeted this industry as a growth market, which could in the future utilize their networks to process electronic healthcare EDI transactions. There can be no assurance that the Company will be able to compete successfully or that competitors will not commercialize products or services that render the Company's products and services obsolete or less marketable.

         The Company believes that most physicians will subscribe to only one online content service provider. Consequently, the Company believes that the key to its competitive success will be its ability to win the "race" with its competitors to control physicians' desktops by offering a comprehensive set of online clinical and financial transactions and locking the physicians into mutually beneficial long-term relationships. However, there can be no assurance that the Company will win this race to provide "one-stop shopping," which the Company believes physicians will prefer, and there also can be no assurance that this belief about physicians' preference for "one-stop shopping" will prove correct. Due to advances in technology, changes in attitudes and other factors, physicians may ultimately prefer to use multiple online services and may elect to change their online services frequently rather than settling long-term for one provider. In the event this were to happen, the Company could be materially adversely affected.

         STRATEGIC RELATIONSHIPS. For the marketing and sale of its products and services, the Company depends heavily on strategic relationships with other companies, through its ECP program with physician office management information system ("POMIS") vendors and electronic medical record ("EMR") vendors and through certain other agreements. These strategic relationships, which have required and will continue to require significant commitments of efforts and resources, are all in their early stages and have yet to generate substantial recurring revenues, and there can be no assurance that they will ever generate substantial recurring revenues. Most of these relationships are on a non-exclusive basis, and there can be no assurance that the Company's ECP and other strategic partners, most of whom have significantly greater financial and marketing resources than the Company, will not develop and market products and services in competition with the Company in the future or will not otherwise discontinue their relationships with the Company. In addition, the Company's arrangements with certain of its partners involve negotiated payments to the partners based on percentages of revenues generated by the partners. If the payments prove to be too high, the Company may be unable to realize acceptable margins. Alternatively, if the payments prove to be too low, the partners may not be motivated to produce a sufficient volume of revenues. The success of the Company's strategic relationships will depend in part upon its partners' own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by such partners. If any such partners are unsuccessful in marketing the Company's products, the Company could be materially adversely affected.


         HCS DEPENDENCE ON GOVERNMENT SALES. From the acquisition of HCS on April 30, 1997, until September 30, 1998, approximately 89% of HCS's sales were to agencies and departments of the State of Florida, and HCS's sales represented approximately 71% of the Company's sales for 1997, and 40% of the Company's sales for the first nine months of 1998. There can be no assurance that HCS will be able to maintain this government business. State of Florida contracts are typically awarded on an annual fiscal year basis with early cancellation rights, and renewal of HCS's contracts will depend on many factors outside of HCS's control, including competitive factors, changes in government personnel making contract decisions, and political factors. The loss or non-renewal of HCS's government contracts could have a material adverse effect on the Company.


         UNCERTAINTY OF PRODUCT/SERVICE DEVELOPMENT; POSSIBLE DEFECTS. The quality of the Company's network services, clinical databases and software products and services is of critical importance to the Company's business plans and prospects. Although the Company has completed the development of certain of its clinical EDI products and services and its basic network, which the Company believes efficiently perform the principal functions for which they have been designed, such products and services and the network are currently being utilized by a limited number of customers. There can be no assurance that, upon widespread commercial use of the Company's clinical EDI products, services and network, they will satisfactorily perform all of the functions for which they have been designed or that unanticipated technical or other errors will not occur which would result in increased costs or material delays. Appearance of such errors could delay the Company's plans, result in harmful publicity or cause the Company to incur substantial remedial costs, all of which could have a material adverse effect on the Company.

         SYSTEM SECURITY. The Company currently operates servers and maintains connectivity from its facilities in Fort Lauderdale, Tallahassee, Florida, and Santa Ana, California. Despite the implementation of network security measures by the Company, such as limiting physical and network access to its routers, the Company's infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other users. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to the Company's customers. In addition, such inappropriate use could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers, which may deter potential customers and give rise to uncertain liability to users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the HCIS industry in general and the Company's customer base and revenues in particular. A significant security breach could result in loss of customers, damage to the Company's reputation, direct damages, costs of repair and detection, and other expenses. The occurrence of any of the foregoing events could have a material adverse effect on the Company.

         RISK OF SYSTEM FAILURE. The success of the Company is dependent upon its ability to deliver high-quality, uninterrupted hosting, which requires that the Company protect its computer equipment and the information stored in its servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Although the Company has a program of managing its technology to reduce its risks in the event of a disaster, including periodic "back-ups" of its computer programs and data, any damage or failure that causes prolonged interruptions in the Company's operations could have a material adverse effect on its business, results of operations and financial condition. In particular, a system failure, if prolonged, could result in reduced revenues, loss of customers and damage to the Company's reputation, any of which could in turn have a material adverse effect on the Company. While the Company carries property and business interruption insurance to cover its operations, the coverage may not be adequate to compensate for losses that may occur.

         NEW PRODUCTS AND SERVICES AND TECHNOLOGICAL CHANGE. The market for the Company's products and services is characterized by ongoing technological development and evolving industry standards. The Company's success will depend upon its ability to enhance its current products and services and to introduce new products and services which address technological and market developments and satisfy the increasingly sophisticated needs of customers. There can be no assurance that the Company will be successful in developing and/or acquiring and marketing, on a timely basis, fully functional product and service enhancements or new products and services that respond to the technological advances by others, or that its new products and services will be accepted by customers. From time to time, the Company or its competitors may announce new products, services or technologies that have the potential to replace the Company's existing product and service offerings. There can be no assurance that the announcement of new product and service offerings will not cause customers to defer purchases of existing Company products and services, which could materially and adversely affect the Company.

         YEAR 2000 ISSUES. The Company is in the process of testing all of its products, systems and equipment for potential Year 2000 problems. Despite testing by the Company and by current and potential customers, the Company's products, systems and equipment may contain undetected errors or defects associated with Year 2000 date functions which could result in delay or loss of revenue, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, any of which could materially adversely affect the Company's business, operating results, or financial condition. Some commentators have predicted significant litigation regarding Year 2000 compliance issues. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent the Company may be affected by it. To the extent that the Company is not able to test the technology provided by third-party vendors, the Company plans to request representations from its key vendors that their systems are Year 2000 compliant. Although the Company is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the Company may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in its internal systems, which include both the Company's own software and hardware technology. The Company does not currently have information concerning the Year 2000 compliance status of many of its customers. As is the case with other similarly situated companies, if the Company's current or future customers or ECP partners fail to achieve Year 2000 compliance or divert technology expenditures to address Year 2000 compliance problems, the Company's business, operating results or financial condition could be materially adversely affected.

         DEPENDENCE ON PROPRIETARY INFORMATION. The Company's success is dependent, in large part, upon its proprietary information and technology. The Company relies on a combination of contract, copyright, trademark and trade secret laws and other measures to protect its proprietary information and technology. The Company has federal trademark registrations for ProxyScript and PreScribe and has filed such applications for ClinScan, ProxyNet, ProxyCare and RxReceive. The Company has no patents. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, distributors and customers, and limits access to and distribution of its software, databases, documentation and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary rights or that third parties will not independently develop substantially similar products, services and technology. Although the Company believes its products, services and technology do not infringe on any proprietary rights of others, as the number of software products available in the market increases and the functions of those products further overlap, software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, could result in costly litigation or might require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. Any successful infringement claim could have a material adverse effect on the Company.

         PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE. The Company's business exposes it to potential liability risks that are inherent in the sale of HCIS products and services. Because many of the Company's products and services relate to the prescribing of drugs and the filling of prescriptions, an error by any party in the process could result in substantial injury to a patient. As a result, the Company's liability risks are significant. The Company maintains a general liability insurance policy, which includes a $1,000,000 per occurrence limit of liability and a $2,000,000 aggregate limit of liability. The general liability coverage for the Company's institutional prescription drug business includes druggist professional liability. The Company also has a $10,000,000 umbrella policy above and beyond the general liability limits. The Company also maintains an electronic data processing errors and omissions insurance policy with a $2,000,000 limit of liability per occurrence and in the aggregate. The Company believes that its present insurance coverage is adequate for the products and services currently marketed. There can be no assurance, however, that such insurance will be sufficient to cover potential claims arising out of its current or contemplated operations or that the present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company. In addition, the inability to obtain insurance of the type and in the amounts required could generally impair the Company's ability to market its products and services.

         MANAGEMENT OF GROWTH. The Company's business plan anticipates, among other things, significant growth in its customer base, continued development of its product and service lines and acquisitions. This growth and continued development, if it materializes, could place a significant strain on the Company's management, employees and operations. In the event of this expansion, the Company would have to continue to implement and improve its operating systems and to expand, train and manage its employee base. If the Company is unable to implement and improve these operating systems and manage its employee base effectively, the Company could be materially adversely affected.

         HEALTH CARE REFORM. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental changes. Potential reforms may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid reimbursement, the creation of large insurance purchasing groups, and fundamental changes to the health care delivery system. The Company anticipates Congress and certain state legislatures will continue to review and assess alternative health care delivery systems and payment methods and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company.


         DEPENDENCE ON KEY PERSONNEL. The success of the Company is largely dependent on the personal efforts of Harold S. Blue, its Chairman and Chief Executive Officer, John Paul Guinan, its Co-President , and Danny Hayes, President of its HCS Division and the founder and former sole shareholder of HCS. Although the Company has entered into employment agreements with Messrs. Blue, Guinan and Hayes, the loss of any of their services could have a material adverse effect on the Company. The Company has obtained "key person" insurance on the lives of Messrs. Blue and Guinan in the amount of $1,000,000 each. The success of the Company is also dependent upon its ability to hire and retain qualified marketing, operations, development and other personnel. Competition for qualified personnel in the HCIS industry is intense, and there can be no assurance that the Company will be able to hire or retain the personnel necessary for its planned operations.

         SIGNIFICANT INFLUENCE BY MANAGEMENT AND BELLINGHAM. As of the date of this Prospectus, the Company's officers and directors beneficially owned approximately 15.6% of the Company's outstanding Common Stock, and Bellingham Industries, Inc., an offshore investment fund ("Bellingham") beneficially owned approximately 41% of the Company's outstanding Common Stock. Accordingly, management of the Company and Bellingham, individually or acting together, may be able to exercise significant influence with respect to the election of the directors of the Company, offers to acquire the Company and other matters submitted to a vote by shareholders.

         NO DIVIDENDS. The Company currently anticipates that it will retain all of its future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

         AUTHORIZATION OF "BLANK CHECK" PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time by the Board of Directors. None of such shares are outstanding as of the date of this Prospectus. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value, voting power or other rights of the holders of the Common Stock. In addition, issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company which could be beneficial to the Company's shareholders. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

         VOLATILITY OF COMMON STOCK PRICE. The market price of the Common Stock has fluctuated substantially since the Company's initial public offering in August 1993. There can be no assurance that the market price of the Common Stock will not significantly fluctuate from its current level. Future announcements concerning the Company or its competitors, quarterly variations in operating results, the introduction of new products and services or changes in product pricing policies by the Company or its competitors, changes in earnings estimates by analysts or changes in accounting policies, among other factors, could cause the market price of the Common Stock to fluctuate substantially. In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock.


         STOCK OPTIONS AND WARRANTS OUTSTANDING. As of the date of this Prospectus, the Company had outstanding stock options and warrants to purchase an aggregate of 2,730,609 shares of Common Stock at exercise prices ranging from $3.06 to $13.63. As of the date of this Prospectus, options and warrants to purchase 1,830,076 shares are vested. These options are likely to be exercised, if at all, at a time when the Company otherwise could obtain a price for the sale of shares of Common Stock which is higher than the option exercise price per share. Such exercise or the possibility of such exercise may impede the Company if it later seeks financing through the sale of additional securities.

         FUTURE SALES OF COMMON STOCK. Of the Company's shares of Common Stock currently outstanding, a substantial number of such shares are "restricted securities" as that term is defined under Rule 144 under the Securities Act, which, under certain circumstances, may be sold without registration with the Commission under the Securities Act. Also, a substantial number of shares of the Company's Common Stock are issuable upon exercise of stock options and warrants subject to resale under the Company's pending "shelf" registration statements on Forms S-3 and S-8. The Company is unable to predict the effect that sales of Common Stock made under these registration statements, Rule 144 or upon the registration of Common Stock issued pursuant to the stock options and warrants described above, or otherwise, may have on the then prevailing market price of the Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of any Shares of Common Stock by the Selling Shareholders but will pay all expenses related to the registration of the Shares. The Company could receive up to $1,905,234 from the exercise of the warrants whose underlying Shares are covered by this Prospectus. Any proceeds of such warrant exercises will be used by the Company as working capital.

                              SELLING SHAREHOLDERS


         The following table sets forth information concerning the beneficial ownership of Common Stock by the Selling Shareholders as of July 1, 1998, the number of Shares included for sale in the Offering and the beneficial ownership of Common Stock by such Selling Shareholders after the Offering (assuming sale of all of the Shares offered by the Shareholders). Such information was furnished to the Company by the Selling Shareholders. Except as set forth in the footnotes to the table, (i) to the knowledge of the Company, none of the selling shareholders has had, within the past three years any material relationship with the Company, and (ii) all of the Shares were acquired pursuant to the Private Placement.


NAME                      SHARES OWNED PRIOR TO  SHARES TO BE SOLD IN THE  SHARES TO BE OWNED    PERCENTAGE OF SHARES TO
                              THE OFFERING              OFFERING           AFTER THE OFFERING      BE OWNED AFTER THE
                                                                                                        OFFERING
------------------------------------------------------------------------------------------------------------------------
Abrams, Richard N.                9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Alloy, Mark                       9,089                   9,089                     0                       0
------------------------------------------------------------------------------------------------------------------------
Anderson, Ferdinand R.
Jr.                               3,306                   3,306                     0                       0
------------------------------------------------------------------------------------------------------------------------
Ashford Capital Partners         44,090                  44,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Beattie, Edwin J.                 4,545                   4,545                     0                       0
------------------------------------------------------------------------------------------------------------------------
Bellingham Industries
Inc. 1                        6,514,842               2,663,632             3,851,210                      24.8
------------------------------------------------------------------------------------------------------------------------
Bibicoff, Harvey                  4,500                   4,500                     0                       0
------------------------------------------------------------------------------------------------------------------------

--------
         1 Bellingham Industries, Inc. ("Bellingham") is an offshore investment fund. The shares of Common Stock beneficially owned by Bellingham are comprised of (i) 1,363,632 shares purchased in the Private Placement, (ii) 2,325,000 shares purchased in privately negotiated transactions between May 1997 and April 1998, (iii) currently exercisable warrants to purchase 100,000 shares, which were issued in connection with such private transactions, (iv) currently exercisable warrants to purchase 150,000 shares, which were purchased from an unaffiliated third party in June 1997, and (v) 2,576,210 shares which were purchased in open market transactions.

* Less than 1%

                                      -18-


------------------------------------------------------------------------------------------------------------------------
Boatright, Mody K.                  908                     908                     0                       0
------------------------------------------------------------------------------------------------------------------------
British Life Reliance
Office Ltd.                     107,500                  27,500                80,000                       *
------------------------------------------------------------------------------------------------------------------------
Buxton, Terence                  16,500                  16,500                     0                       0
------------------------------------------------------------------------------------------------------------------------
Callahan, Leslie G.               9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Clariden Bank                    30,000                  30,000                     0                       0
------------------------------------------------------------------------------------------------------------------------
Commonwealth
Associates  2                    94,978                  94,978                     0                       0
------------------------------------------------------------------------------------------------------------------------
Conzett Europa
Investments                      45,452                  45,452                     0                       0
------------------------------------------------------------------------------------------------------------------------
David, Richard G.                 9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Decklebaum, Morris                4,545                   4,545                     0                       0
------------------------------------------------------------------------------------------------------------------------
Dickerson, David E. &
Mary Jane                         9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
E & M RP Trust                   90,904                  90,904                     0                       0
------------------------------------------------------------------------------------------------------------------------
Eades, John F.                    4,545                   4,545                     0                       0
------------------------------------------------------------------------------------------------------------------------
EDJ Limited                      18,176                  18,176                     0                       0
------------------------------------------------------------------------------------------------------------------------
Gaba, Ilya & Alice                4,545                   4,545                     0                       0
------------------------------------------------------------------------------------------------------------------------
Glazier, Edwin M.                 1,817                   1,817                     0                       0
------------------------------------------------------------------------------------------------------------------------
Goldenheim, Paul                  1,100                   1,100                     0                       0
------------------------------------------------------------------------------------------------------------------------
Graves, H. Eugene                18,180                  18,180                     0                       0
------------------------------------------------------------------------------------------------------------------------
Hare & Co.                       22,000                  22,000                     0                       0
------------------------------------------------------------------------------------------------------------------------
Hickey, William L. &
Pamela T.                         4,544                   4,544                     0                       0
------------------------------------------------------------------------------------------------------------------------
J-Mark Computer Corp.             4,544                   4,544                     0                       0
------------------------------------------------------------------------------------------------------------------------
Jackson, Ann Street               9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Jagmin, Anthony T.
Living Trust                      9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Jo-Bar Enterprises,
L.L.C.                            9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Keogh, Eugene P.                 19,176                  18,176                 1,000                       *
------------------------------------------------------------------------------------------------------------------------
Khulpateea, Neekianund              817                     817                     0                       0
------------------------------------------------------------------------------------------------------------------------

--------
         2 Commonwealth Associates served as Placement Agent in the Private Placement and has provided investment banking services to the Company in connection with several prior transactions since 1995. The Shares offered by Commonwealth are issuable upon the exercise of currently exercisable warrants issued to Commonwealth for its services in connection with the Private Placement.

                                      -19-


------------------------------------------------------------------------------------------------------------------------
LCAC Family Partners,
LTD                               1,817                   1,817                     0                       0
------------------------------------------------------------------------------------------------------------------------
Lee, Daniel R.                   45,454                  45,454                     0                       0
------------------------------------------------------------------------------------------------------------------------
Leithauser, Charles               4,544                   4,544                     0                       0
------------------------------------------------------------------------------------------------------------------------
Luck, John                        4,500                   4,500                     0                       0
------------------------------------------------------------------------------------------------------------------------
Manocherian, Greg                 3,300                   3,300                     0                       0
------------------------------------------------------------------------------------------------------------------------
Meislich, Herbert                 4,544                   4,544                     0                       0
------------------------------------------------------------------------------------------------------------------------
Miller, Patrick H. & Lee
M.                                9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Millstein, Gerald J.              1,817                   1,817                     0                       0
------------------------------------------------------------------------------------------------------------------------
Monie, Vijaykumar                 1,817                   1,817                     0                       0
------------------------------------------------------------------------------------------------------------------------
Notowitz, Allen                   9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Palmer, Richard &
Lynne                             2,204                   2,204                     0                       0
------------------------------------------------------------------------------------------------------------------------
Partoyan, Garo A.                 4,409                   4,409                     0                       0
------------------------------------------------------------------------------------------------------------------------
Pellar, Richard J.                4,545                   4,545                     0                       0
------------------------------------------------------------------------------------------------------------------------
Perl, Leon                        1,817                   1,817                     0                       0
------------------------------------------------------------------------------------------------------------------------
Pocisk, Anna M.                   3,196                   3,196                     0                       0
------------------------------------------------------------------------------------------------------------------------
Porter Partners, L.P.            90,946                  90,946                     0                       0
------------------------------------------------------------------------------------------------------------------------
Priddy, Robert                   45,000                  45,000                     0                       0
------------------------------------------------------------------------------------------------------------------------
Pudlo, George H. &
Margaret L.                       1,817                   1,817                     0                       0
------------------------------------------------------------------------------------------------------------------------
Rosenblatt, Richard               1,350                   1,350                     0                       0
------------------------------------------------------------------------------------------------------------------------
Salata, Orlando                   4,545                   4,545                     0                       0
------------------------------------------------------------------------------------------------------------------------
Salmon, Robert M. &
Margaret S.                       4,544                   4,544                     0                       0
------------------------------------------------------------------------------------------------------------------------
Schultz, Gary D. &
Barbara A.                        4,544                   4,544                     0                       0
------------------------------------------------------------------------------------------------------------------------
Schwickert, Kim                   1,817                   1,817                     0                       0
------------------------------------------------------------------------------------------------------------------------
Sheats, Fred B.                   4,544                   4,544                     0                       0
------------------------------------------------------------------------------------------------------------------------
Siam Partners II                 45,452                  45,452                     0                       0
------------------------------------------------------------------------------------------------------------------------
Skoly, Stephen T. Jr.             2,204                   2,204                     0                       0
------------------------------------------------------------------------------------------------------------------------
Stern, Theodore &
Elizabeth                         9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Stone, Joel A.                    9,090                   9,090                     0                       0
------------------------------------------------------------------------------------------------------------------------
Tahoe Partnership I              45,452                  45,452                     0                       0
------------------------------------------------------------------------------------------------------------------------
VMR High Octane Fund             18,000                  18,000                     0                       0
------------------------------------------------------------------------------------------------------------------------

                                      -20-


------------------------------------------------------------------------------------------------------------------------
Voigt, Bryon & Jacelyn            2,271                   2,271                     0                       0
------------------------------------------------------------------------------------------------------------------------
Voigt, Kevin J. & Cindy
G.                                2,271                   2,271                     0                       0
------------------------------------------------------------------------------------------------------------------------
Weldy, Donald D. II               2,204                   2,204                     0                       0
------------------------------------------------------------------------------------------------------------------------
Zeke, LP                        109,086                 109,086                     0                       0
------------------------------------------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION


         The Company is registering the Shares on behalf of the Selling Shareholders. As used herein, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby, which are estimated at $50,000, will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares, as well as any legal fees and expenses of counsel to the Selling Shareholders, will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.


         The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act.

         Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealers(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.

                                  LEGAL MATTERS

         The legality of the Common Stock offered hereby will be passed upon for the Company by Mitrani, Rynor, Adamsky, Macaulay & Zorrilla, P.A., Miami, Florida .


                                     EXPERTS


         The consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows of the Company for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheets of IMS as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows of IMS for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheet of Hayes Computer Systems, Inc. as of January 31, 1997, and the related statements of operations, stockholder's equity and cash flows for the ten-month period then ended, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheets of USHDI as of March 31, 1997 and 1996, and the related consolidated statements of operations and retained deficits and of cash flows of USHDI for the years then ended, incorporated by reference in this Prospectus, have been incorporated in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.

         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offering herein contained, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the registered securities to which it relates, or an offer to sell or solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts herein set forth since the date hereof.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

Available Information.........................................................2
Incorporation of Certain
  Information by
  Reference...................................................................2
Special Note Regarding
  Forward-Looking
  Statements..................................................................3
The Company...................................................................5
Risk Factors..................................................................7
Use of Proceeds..............................................................18
Selling Shareholders.........................................................18
Plan of Distribution.........................................................21
Legal Matters................................................................22
Experts......................................................................22

                                 PROXYMED, INC.

                                  Common Stock

                                   PROSPECTUS


                                December 10, 1998


                                3,708,394 Shares

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                         AMOUNT
                                                                         ------
         SEC registration............................................$11,661.79
         Legal fees and expenses..................................... 12,000.00
         Accounting fees and expenses................................ 25,000.00

         Miscellaneous...............................................  1,338.21

         Total.......................................................$50,000
                                                                     ----------

         The above fees will be payable by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Florida corporation may indemnify such person against expenses including amounts paid in settlement (not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions set forth above, if such person acted in good faith and in a manner such person believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including counsel (including those for appeal) fees, actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 607.0850 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the articles of incorporation of the Company or any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. Section 607.0850 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

         Article VII of the Company's Restated Articles of Incorporation and
Article VII of the Company's Bylaws provide for indemnification of the directors, officers, employees and agents of the Company (including the advancement of expenses) to the fullest extent permitted by Florida law. In addition, the Company has contractually agreed to indemnify its directors and officers to the fullest extent permitted under Florida law.

         The Company's employment agreements with its principal executive officers limit their personal liability for monetary damages for breach of their fiduciary duties as officers and directors, except for liability that cannot be eliminated under the Florida Business Corporation Act.

ITEM 16. EXHIBITS.

EXHIBIT NO.    DESCRIPTION
-----------    ------------

 5             Opinion of Mitrani, Rynor, Adamsky, Macaulay & Zorrilla, P.A.,
                  including its consent *

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of PricewaterhouseCoopers LLP

23.3           Consent of PricewaterhouseCoopers LLP

23.4           Consent of Deloitte & Touche LLP

23.5           Consent of Mitrani, Rynor, Adamsky, Macaulay & Zorrilla, P.A.
                  (included in Exhibit 5 herewith)*

24             Power of Attorney*

-----------------
* Previously filed


ITEM 17. UNDERTAKINGS.

         (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the

Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all requirements of filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, Florida on this 10th day of December, 1998.

                                            PROXYMED, INC.

                                           By: /s/ HAROLD S. BLUE
                                               ---------------------------------
                                               Harold S. Blue, Chairman of the
                                               Board and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                                TITLE                   DATE
----------                                -----                   ----
/s/ HAROLD S. BLUE           Chairman of the Board and      December 10, 1998
--------------------------   Chief Executive Officer
Harold S. Blue               (principal executive officer)

         *                   Co-President and Director      December 10, 1998
--------------------------
John Paul Guinan

         *                   Co-President,                  December 10, 1998
--------------------------   Chief Financial
Bennett Marks                Officer and Director
                             (principal financial
                             and accounting officer)

         *
--------------------------   Director                       December 10, 1998
Peter A. A. Saunders

         *
--------------------------   Director                       December 10, 1998
Samuel X. Kaplan

         *
--------------------------   Director                       December 10, 1998
Bertram J. Polan

         *
--------------------------   Director                       December 10, 1998
Eugene R. Terry

     /s/ HAROLD S. BLUE
*By: ---------------------
     Harold S. Blue, Attorney-in-Fact

                                  EXHIBIT INDEX


                                                           LOCATED AT
                                                           SEQUENTIALLY
EXHIBIT NO.       DESCRIPTION                              NUMBERED PAGE
-----------       -----------                              -------------

  23.1            Consent of PricewaterhouseCoopers LLP

  23.2            Consent of PricewaterhouseCoopers LLP

  23.3            Consent of PricewaterhouseCoopers LLP

  23.4            Consent of Deloitte & Touche LLP